Exhibit 99.1

Contacts:

Investors/Corporate:

John R. Emery

Chief Financial Officer

(732) 537-4804

investor@ventiv.com

VENTIV HEALTH, INC. REPORTS FINANCIAL RESULTS

FOR SECOND QUARTER 2003

•	$46.2 million revenues and $0.06 EPS, driven by new business wins and operating efficiencies
•	Second sales force deployed for ALTANA Pharma—250 sales reps
•	Q3 sales force deployment on track for Watson Pharmaceuticals—390 sales reps
•	$68 million net cash at June 30, 2003

SOMERSET, NEW JERSEY, August 12, 2003—Ventiv Health, Inc (Nasdaq: VTIV), a leading provider of comprehensive marketing and sales solutions to the pharmaceutical and life sciences industries, today announced financial results for the second quarter of 2003. Results discussed below exclude Ventiv’s discontinued Communications and European Contract Sales businesses and a gain on the sale of real estate in Ventiv’s Sales & Marketing business.

•	Total revenues for the second quarter of 2003 were $46.2 million, compared to $48.8 million for the second quarter of 2002.

•	Earnings from continuing operations were $2.5 million, compared to $2.3 million for the second quarter of 2002.

•	Net earnings from continuing operations were $1.5 million, compared to $1.3 million for the second quarter of 2002.

•	Diluted earnings per share were $0.06, unchanged from the second quarter of 2002.

Divisional results include:

•	Ventiv Health Sales & Marketing (VHSM) reported revenues of $38.8 million, versus $42.1 million during the second quarter of 2002. This difference was primarily due to the previously announced reduction of the Bayer and Endo Pharmaceuticals sales forces and completion of the Amgen contract, offset by start-ups of two sales representative teams for ALTANA Pharma in 2002 and 2003 respectively.

•	Health Products Research (HPR), Ventiv’s Planning & Analytics business, reported revenues of $7.4 million, versus $6.5 million during the second quarter of 2002. New and increased business with several key clients was responsible for this increase.

VENTIV HEALTH, INC. REPORTS

SECOND QUARTER 2003 RESULTS

Eran Broshy, CEO of Ventiv, commented, “I am extremely pleased with Ventiv’s results for the second quarter of 2003, which have substantially exceeded our expectations. Our strong performance was the result of new business wins and ongoing operational efficiencies in several areas.” Mr. Broshy added, “I am pleased to announce that the previously disclosed LOI for 250 sales representatives is for a second team for ALTANA Pharma, which is now fully deployed. We look forward to continuing to support ALTANA’s efforts to build a significant U.S. presence. Furthermore, we are on track to deploy 390 sales representatives in the third quarter of this year under our new contract with Watson Pharmaceuticals. In addition, our HPR Planning & Analytics business also continues to perform strongly.”

Mr. Broshy added, “We believe that this second quarter is indicative of the strong results we expect to deliver over the course of this year. Based on new contract wins and ongoing operational efficiencies, we are raising our guidance for 2003 net earnings per share from continuing operations from $0.10-$0.15 per share to $0.15-$0.20 per share. In addition, Ventiv’s financial position is very solid, with net cash of $68 million on June 30, 2003.”

Conference call information:

Wednesday, August 13, 2003, 8:30am Eastern Time.

Call in number: 706-634-1065

Live and archived webcast: www.ventiv.com

About Ventiv Health

Ventiv Health, Inc. is a leading provider of comprehensive outsourced marketing and sales solutions for the pharmaceutical and life sciences industries. The Company works in consultative partnership with clients to identify strategic goals and develop customized, integrated solutions to optimize clients’ product portfolios. Ventiv Health’s market-leading offerings include: sales force recruitment, training and execution; consulting, analytics and forecasting; market research and intelligence; strategic and tactical planning and product and brand management.

For almost three decades, Ventiv Health has provided a broad range of innovative strategic and tactical solutions to clients including: Abbott Laboratories, Allergan, Amgen, ALTANA Pharma, AstraZeneca, Aventis, Bayer, Boehringer Ingleheim, Endo Pharmaceuticals, GlaxoSmithKline, Johnson & Johnson, Merck, Novartis, Noven Pharmaceuticals, Pfizer and Watson Pharmaceuticals. . For more information on Ventiv Health, visit www.ventiv.com.

VENTIV HEALTH, INC. REPORTS

SECOND QUARTER 2003 RESULTS

Ventiv Health, Inc.

Condensed Consolidated Statements of Operations

($’s in 000’s, except share and per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2003	2002	2003	2002
Revenues	$46,239	$48,769	$89,893	$118,637
Operating expenses:
Costs of services	37,984	39,825	75,840	100,841
Selling, general and administrative expenses	5,802	6,662	11,234	13,312
Gain on sale of real estate	(392)	—	(392)	—

Total operating expenses	43,394	46,487	86,682	114,153

Earnings from continuing operations	2,845	2,282	3,211	4,484
Net interest expense	(17)	(122)	(20)	(631)

Earnings from continuing operations, before income taxes	2,828	2,160	3,191	3,853
Provision for income taxes	(1,075)	(901)	(1,212)	(1,464)

Net earnings from continuing operations	1,753	1,259	1,979	2,389

Discontinued operations:
Losses from discontinued operations, net of taxes	(2,786)	(1,955)	(3,629)	(2,679)
Losses on disposals of discontinued operations, net of taxes	(799)	(4,813)	(1,353)	(4,813)
Tax benefit from disposal of operations	—	5,400	—	5,400

Net losses from discontinued operations, net of taxes (1)	(3,585)	(1,368)	(4,982)	(2,092)

Net earnings (losses)	$(1,832)	$(109)	$(3,003)	$297

Earnings per share from continuing operations:
Basic	$0.08	$0.06	$0.09	$0.10
Diluted	$0.07	$0.06	$0.08	$0.10
Losses per share from discontinued operations:
Basic	$(0.16)	$(0.06)	$(0.22)	$(0.09)
Diluted	$(0.15)	$(0.06)	$(0.21)	$(0.09)
Consolidated earnings (losses) per share:
Basic	$(0.08)	$0.00	$(0.13)	$0.01
Diluted	$(0.08)	$0.00	$(0.13)	$0.01
Number of shares:
Basic	22,886,660	22,825,231	22,889,317	22,824,295
Diluted	23,575,464	22,830,188	23,381,176	22,827,399

(1)	Net Losses from discontinued operations includes Ventiv’s Connecticut-based and Georgia-based communications businesses and Ventiv’s Germany-based, U.K.-based and Hungary-based contract sales businesses, which have been divested, and Ventiv’s France-based contract sales business, which has been placed into receivership.

VENTIV HEALTH, INC. REPORTS

SECOND QUARTER 2003 RESULTS

Ventiv Health, Inc.

Selected Balance Sheet Data

($’s in 000’s)

	June 30, 2003	December 31, 2002
	(unaudited)
Cash	$68,323	$47,753
Account Receivable, Net	17,719	28,696
Unbilled Services	11,297	14,547
Client Advances & Unearned Revenue	8,835	3,725
Working Capital (1)	56,256	56,809
Capital Lease Obligations	11,982	13,052
Depreciation (2)	2,168	9,585
Amortization (2)	5	47
Days Sales Outstanding (3)	57	73

(1)	Working Capital is defined as Total Current Assets less Total Current Liabilities.

(2)	Depreciation and amortization for June 30, 2003 are reported on a quarter-to-date basis, while December 31, 2002 is reported on a year-to-date basis.

(3)	Days Sales Outstanding is measured using the combined amounts of Accounts Receivable and Unbilled Services outstanding as of the balance sheet date, against Revenues for the trailing 12-month period then ended.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks that may cause Ventiv Health’s performance to differ materially. Such risks include, without limitation: changes in trends in the pharmaceutical industry or in pharmaceutical outsourcing; our ability to compete successfully with other services in the market; our ability to maintain large client contracts or to enter into new contracts; uncertainties related to future incentive payments and revenue share agreements; and, our ability to operate successfully in new lines of business. Readers of this press release are referred to documents filed from time to time by Ventiv Health, Inc. with the Securities and Exchange Commission for further discussion of these and other factors.

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